Exhibit 16.02

Child, Sullivan & Company
1284 W. Flint Meadow Dr. Suite D
Kaysville, UT 84037




November 15, 2003



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of the Form 8-K Current Report dated September 22, 2003 of OCIS, Inc. and are in agreement with the statements contained in the first paragraph of that Item as well as the last sentence of the fourth paragraph of that Item. We have no basis to agree or disagree with any other statements of OCIS, Inc. contained therein.


Very truly yours,
/s/
Child, Sullivan & Company